Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2021 RESULTS

Minneapolis/August 5, 2021/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the fourth quarter ended June 30, 2021.

Fourth Quarter FY2021 Snapshot

●	Fourth quarter organic revenue increased by 39% (47% reported) to $259.0 million. Full year organic growth of 22% (26% reported) to $931.0 million.

●

GAAP EPS was $0.37 versus $1.48 one year ago. Delivered adjusted earnings per share (EPS) of $1.87 versus $1.00 one year ago. Full year GAAP EPS was $3.47 vs $5.82 one year ago. Full year adjusted EPS was $6.75 vs $4.55 in the prior year.

●	Adjusted Operating Margin increased to 38.5% in the fourth quarter of fiscal 2021 compared to 31.1% in the fourth quarter of fiscal 2020.

●	Excellent commercial execution in both operating segments with Protein Sciences and Diagnostics and Genomics achieving record organic growth of 46% and 22%, respectively.

●	Delivered record operating cash flow in fiscal 2021 of $352 million.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“I am very pleased with the strong finish to fiscal 2021 as the Bio-Techne team delivered 39% organic growth for the fourth quarter and 22% organic growth for the year,” said Chuck Kummeth, President and CEO of Bio-Techne. “Last quarter’s 25-year record setting results are only exceeded by this quarter’s results as our team met and conquered amazing challenges. Consistent with our performance all year, the team delivered these results with a continued focus on profitability leading to a 38.5% adjusted operating margin for the quarter.”

Kummeth added, “We have discussed the strong momentum in our business these past few quarters and Q4 delivered as promised. Going forward we see continued momentum as we increase our penetration into the life science markets we serve, and our businesses reach and exceed the tipping points in size necessary to accelerate growth. The demand is there, and we are reaching this tipping point across our portfolio of proteomic, genomic, diagnostic and reagent solutions. Our portfolio of products is extremely well positioned for the coming wave of Cell & Gene Therapies, and we are seeing demand across our instrument and reagent portfolio from these customers, which drove 145% growth in our GMP protein business.”

Kummeth continued, “Fiscal 2021 was a fantastic year for the Bio-Techne team. As we begin fiscal 2022, I have never felt better about the opportunities in front of the Company.”

Fourth Quarter Fiscal 2021

Revenue

Net sales for the fourth quarter increased 47% to $259.0 million. Organic growth was 39% compared to the prior year, with foreign currency exchange having a favorable impact of 4% and acquisitions contributing a favorable impact of 4% to revenue growth. Organic revenue growth was broad based and driven by accelerated momentum of the Company’s long-term growth strategy combined with the non-recurring impact of customer site shutdowns in the comparative period related to the COVID-19 pandemic.

GAAP Earnings Results

GAAP EPS was $0.37 per diluted share, versus $1.48 in the same quarter last year. GAAP EPS was impacted by a non-operating mark-to-market loss on our ChemoCentryx investment. GAAP operating income for the fourth quarter of fiscal 2021 increased 74.5% to $68.6 million, compared to $39.3 million in the fourth quarter of fiscal 2020. GAAP operating margin was 26.5%, compared to 22.4% in the fourth quarter of fiscal 2020. GAAP operating income and operating margin compared to prior year was positively impacted by volume leverage, operational productivity and product mix.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.87 per diluted share, versus $1.00 in the same quarter last year, an increase of 87%. Adjusted EPS increased due to revenue growth. Adjusted operating income for the fourth quarter of fiscal 2021 increased 82.6% compared to the fourth quarter of fiscal 2020. Adjusted operating margin was 38.5%, compared to 31.1 % in the fourth quarter of fiscal 2020. Adjusted operating margin compared to the prior year was favorably impacted by volume leverage, operational productivity, and product mix.

Full Year Fiscal 2021

Revenue

Net sales for the full year fiscal 2021 increased 26% to $931.0 million. Organic growth was 22%, with foreign currency translation and acquisitions having a favorable impact of 3% and 1%, respectively. Organic revenue growth was broad based and driven by accelerated momentum of the Company’s long-term growth strategy.

GAAP Earnings Results

GAAP EPS was $3.47 per diluted share compared to $5.82 per diluted share last fiscal year. GAAP EPS was unfavorably impacted by a non-operating mark-to-market loss of $67 million on our ChemoCentryx investment, compared to a gain on investment of $137 million in the last fiscal year. GAAP operating income for full year fiscal 2021 increased 51% to $237.3 million, compared with $157.4 million in the full year fiscal 2020. GAAP operating margin was 25.5%, compared to 21.3% in the full year fiscal 2020. GAAP operating income and operating margin compared to prior year was positively impacted by both volume leverage and product mix.

Non-GAAP Earnings Results

Adjusted EPS was $6.75 per diluted shares, versus $4.55 in full fiscal year 2020. Adjusted operating margin for full fiscal year 2021 increased to 38.9%, compared with 33.3% in full year fiscal 2020. Adjusted operating margin compared to the prior year was favorably impacted by volume leverage, operational productivity and product mix.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s fourth quarter fiscal 2021 net sales were $192.3 million, an increase of 51% from $127.3 million for the fourth quarter of fiscal 2020. Organic growth for the segment was 46%, with foreign currency exchange having a favorable impact of 5% on revenue growth and acquisitions contributing an immaterial amount to revenue growth. Protein Sciences segment’s operating margin was 46.7% in the fourth quarter of fiscal 2021 compared to 38.9% in the fourth quarter of fiscal 2020. The segment’s operating margin compared to the prior year was positively impacted by volume leverage and operational productivity.

Protein Sciences segment's full year fiscal 2021 net sales were $704.6 million, an increase of 27% from $555.4 million for fiscal 2020. Organic growth for the segment was 24% for the fiscal year, with currency translation having a positive 3% impact and acquisitions having an immaterial impact on revenue. Protein Sciences segment’s operating margin was 46.7% in fiscal 2021 compared to 42.3% in fiscal 2020. Segment operating margin compared to the prior year was positively impacted by volume leverage, operational productivity and cost management.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s fourth quarter fiscal 2021 net sales were $67.1 million, an increase of 38% from $48.7 million for the fourth quarter of fiscal 2020. Organic growth for the segment was 22% with acquisitions contributing 15% to revenue growth and foreign currency exchange having a 1% favorable impact. The Diagnostics and Genomics segment’s operating margin was 16.7% in the fourth quarter of fiscal 2021 compared to 12.4% in the fourth quarter of fiscal 2020. The segment’s operating margin was favorably impacted by volume leverage, operational productivity and cost management.

The Diagnostics segment’s full year fiscal 2021 net sales were $227.7 million, an increase of 23% from $184.5 million for fiscal 2020. Organic growth for the segment was 18% with acquisitions contributing 4% to revenue growth and currency translation having a positive 1% impact on revenue. The Diagnostics segment’s operating margin was 16.9% in fiscal 2021 compared to 8.1% in fiscal 2020. Fiscal 2021 operating margin was favorably impacted by volume leverage, operational productivity and cost management.

Conference Call

Bio-Techne will host an earnings conference call today, August 5th, 2021 at 8:00 a.m. CDT. To listen, please dial 1-800-289-0438 or 1-323-794-2423 for international callers, and reference conference ID 3330876. The earnings call can also be accessed via webcast through the following link http://public.viavid.com/index.php?id=145745.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512-2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 3330876. The replay will be available from 11:00 a.m. CDT on Thursday, August 5, 2021 until 11:00 p.m. CDT on Sunday, September 5, 2021.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic growth

● Adjusted diluted earnings per share

● Adjusted earnings

● Adjusted tax rate

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months as well as the impact of foreign currency. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs and gains. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company's non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded. Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $931 million in net sales in fiscal 2021 and has over 2,600 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/21	6/30/20	6/30/21	6/30/20
Net sales	$259,028	$175,834	$931,032	$738,691
Cost of sales	83,083	62,520	298,182	255,497
Gross margin	175,945	113,314	632,850	483,194
Operating expenses:
Selling, general and administrative	86,641	57,224	324,951	260,583
Research and development	20,722	16,779	70,603	65,192
Total operating expenses	107,363	74,003	395,554	325,775
Operating income	68,582	39,311	237,296	157,419
Other income (expense)	(61,469)	22,216	(89,121)	119,058
Earnings before income taxes	7,113	61,527	148,175	276,477
Income taxes	(7,531)	2,680	8,590	47,181
Net earnings, including noncontrolling interest	$14,644	$58,847	$139,585	$229,296
Net earnings (loss) attributable to noncontrolling interest	(316)	-	(825)	-
Net earnings attributable to Bio-Techne	14,960	58,847	140,410	229,296
Earnings per share:
Basic	$0.38	$1.54	$3.62	$6.00
Diluted	$0.37	$1.48	$3.47	$5.82
Weighted average common shares outstanding:
Basic	38,907	38,304	38,747	38,201
Diluted	40,950	39,700	40,483	39,401

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	6/30/21	6/30/20
ASSETS
Cash and equivalents	$199,091	$146,625
Short-term available-for-sale investments	32,463	124,268
Accounts receivable, net	145,385	122,534
Inventories	116,748	103,152
Other current assets	16,919	24,341
Total current assets	510,606	520,920

Property and equipment, net	207,907	176,829
Right of use asset	73,834	71,465
Goodwill and intangible assets, net	1,459,035	1,244,853
Other assets	11,575	13,522
Total assets	$2,262,957	$2,027,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$95,960	$63,270
Contract liabilities	18,995	13,049
Income taxes payable	5,336	2,376
Contingent consideration payable	4,000	5,938
Operating lease liabilities – current	11,602	9,535
Current portion of long-term debt obligations	12,500	12,500
Other current liabilities	3,891	-
Total current liabilities	152,284	106,668

Deferred income taxes	93,125	101,090
Long-term debt obligations	328,827	344,243
Operating lease liabilities	67,625	67,248
Long-term contingent consideration payable	25,400	199
Other long-term liabilities	24,462	26,949
Stockholders’ equity	1,571,234	1,381,192
Total liabilities and stockholders’ equity	$2,262,957	$2,027,589

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/21	6/30/20	6/30/21	6/30/20
Gross margin percentage – GAAP	67.9%	64.4%	68.0%	65.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.6%	-%	0.2%	-%
Amortization of intangibles	3.9%	4.9%	3.8%	4.7%
Stock compensation expense - COGS	0.1%	0.2%	0.2%	0.2%
Gross margin percentage – Adjusted	72.5%	69.5%	72.2%	70.3%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/21	6/30/20	6/30/21	6/30/20
Operating margin percentage – GAAP	26.5%	22.4%	25.5%	21.3%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.6%	-%	0.2%	-%
Amortization of intangibles	7.0%	8.8%	6.8%	8.2%
Acquisition related expenses	0.4%	0.2%	0.8%	0.1%
Gain on escrow settlement	-	(4.1%)	-	(1.0%)
Stock-based compensation	4.0%	3.8%	5.6%	4.6%
Operating margin percentage - Adjusted	38.5%	31.1%	38.9%	33.3%

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/21	6/30/20	6/30/21	6/30/20
Net earnings before taxes – GAAP	$7,113	$61,527	$148,175	$276,477
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	1,474	-	1,565	-
Amortization of intangibles	18,489	15,398	64,239	60,865
Acquisition related expenses	920	(6,767)	7,489	(6,377)
Stock-based compensation, inclusive of employer taxes	10,321	6,756	51,846	34,262
Restructuring costs	-	-	142	87
Realized (gain) loss on investments and Other	57,647	(26,258)	68,391	(136,716)
Impact of non-controlling interest (pre-tax)	262	-	680	-
Net earnings before taxes – Adjusted	$96,226	$50,656	$342,527	$228,598

Non-GAAP tax rate	20.3%	21.4%	20.2%	21.6%
Non-GAAP tax expense	19,493	10,818	69,334	49,280

Non-GAAP adjusted net earnings attributable to Bio-Techne	$76,733	$39,838	$273,193	$179,318

Earnings per share - diluted – Adjusted	$1.87	$1.00	$6.75	$4.55

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate

(In percentages)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/21	6/30/20	6/30/21	6/30/20
GAAP effective tax rate	(105.9)%	4.4%	5.8%	17.1%
Discrete items	122.0	18.4	19.0	7.0
Annual tax forecast update	8.7	1.3	-	-
Long-term GAAP tax rate	24.8%	24.1%	24.8%	24.1%

Rate impact items
Stock based compensation	(6.0)%	(2.4)%	(5.7)%	(2.4)%
Acquisition costs	(0.6)	0.8	(0.2)	0.4
Change in fair value of investments	1.3	(0.6)	0.5	(0.4)
Other	0.8	(0.5)	0.8	(0.1)
Total rate impact items	(4.5)%	(2.7)%	(4.6)%	(2.5)%

Non-GAAP tax rate	20.3%	21.4%	20.2%	21.6%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/21	6/30/20	6/30/21	6/30/20
Protein Sciences segment revenue	$192,316	$127,331	$704,564	$555,352
Diagnostics and Genomics segment revenue	67,057	48,740	227,744	184,549
Intersegment revenue	(345)	(237)	(1,276)	(1,210)
Consolidated revenue	$259,028	$175,834	$931,032	$738,691

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		YEAR ENDED
	6/30/21	6/30/20	6/30/21	6/30/20
Protein Sciences segment operating income	$89,846	$49,473	$328,837	$234,929
Diagnostics and Genomics segment operating income	11,228	6,028	38,425	14,965
Segment operating income	101,074	55,501	367,262	249,894
Corporate general, selling, and administrative	(1,382)	(897)	(5,060)	(4,015)
Adjusted operating income	99,692	54,604	362,202	245,879
Cost recognized upon sale of acquired inventory	(1,474)	-	(1,565)	-
Amortization of intangibles	(18,489)	(15,398)	(64,239)	(60,865)
Acquisition related expenses	(826)	(309)	(7,114)	(416)
Gain on escrow settlement	-	7,169	-	7,169
Stock-based compensation	(10,321)	(6,756)	(51,846)	(34,262)
Restructure costs	-	-	(142)	(87)
Operating income	$68,582	$39,311	$237,296	$157,419